                  SUPPLEMENT TO PROSPECTUS DATED JUNE 8, 1998

                                 445,000 SHARES

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                                  COMMON STOCK

                            ------------------------

     The Prospectus dated June 8, 1998 is hereby supplemented as follows to restate, in its entirety, the "Selling Stockholders" section on page 8 of the
Prospectus:

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock owned beneficially by them as of June 25, 1998 which may be offered pursuant to this Prospectus. Because the Selling Stockholders may offer all, some or none of their respective warrants or shares of Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided. The term "Selling Stockholder" includes the holders listed below and their transferees, pledgees, donees or other successors.

                         NAME                            SHARES BEING OFFERED
                         ----                            --------------------
James D. Bowyer.......................................         145,200
MDB Capital Group LLC.................................         145,200
LHIP Acquisition Company, LLC(1)......................         128,700
Aaron A. Grunfeld.....................................          10,000
Jane Flood............................................           5,400
Jeffrey Sun...........................................           2,500
Peter Alpert..........................................           1,000
Sheldon Berger........................................           1,000
David Gitman..........................................           1,000
Lee Polster...........................................           1,000
Nicholas Ramniceanu...................................           1,000
Ronald Resch..........................................           1,000
Martin Castle.........................................           1,000
MacDonald Bowyer......................................             500
Ben Lupu..............................................             500
                                                               -------
          Total.......................................         445,000
                                                               =======

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(1) Paul Bagley, a director of Hollis-Eden, is the manager of LHIP Management
    Company, LLC, which is the manager of LHIP Acquisition Company, LLC. As the manager of LHIP Management Company, LLC, Mr. Bagley has the right to exercise and dispose, or direct disposition, of the warrants held by LHIP Acquisition Company, LLC and the Common Stock issuable upon exercise of such warrants.

     Except as set forth above, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

            The date of this Prospectus Supplement is June 25, 1998.